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                                                                   EXHIBIT 10.27

                           THL BEDDING HOLDING COMPANY

                           DEFERRED COMPENSATION PLAN

1.0 PURPOSE. THL Bedding Holding Company, a Delaware corporation ("THL Bedding"), (herein, together with its successors, referred to as the "Company") by means of this nonqualified deferred compensation plan (the "Plan") desires to grant certain employees of THL Bedding or its subsidiaries (the "Participants") the right to participate in a deemed investment in Class A Common Stock, $.01 par value per share, of the Company, and under certain circumstances, Class B Common Stock, $0.01 par value per share, of the Company, in exchange for the cancellation of certain stock options granted to Participants under the Simmons Holdings, Inc. 1999 Stock Option Plan, as amended, the Simmons Holdings, Inc. Management Stock Incentive Plan, the Simmons Holdings, Inc. 2002 Stock Option Plan and the Stock Appreciation Rights Plan ("Options") as reflected in those certain Option Cancellation Agreements, dated as of December 19, 2003. The Plan shall be effective as of December 19, 2003 (the "Effective Date"). This Plan is a compensatory benefit plan within the meaning of Rule 701 of the Securities Act of 1933, as amended (the "Securities Act") and the issuance of Common Stock pursuant to the Plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701.

2.0      DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

2.1 "Affiliate" shall mean, as to any Person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

2.2      "Board" shall mean the Board of Directors of the Company.

2.3 "Call Amount" shall mean (A) with respect to any Senior Manager or any Participant who is not a Senior Manager who has been terminated by the Company without Cause, the Fair Market Value of the number of shares of Class A Common Stock (or following a Public Offering, Common Stock) that such Senior Manager or Participant is deemed to own under Section
         4.1 hereof, measured as of the date of such Senior Manager's or Participant's termination of employment, which amount shall represent the total amount then deemed held in the Deferred Compensation Account,
         (B) with respect to any Participant who is not a Senior Manager who has been terminated by the Company for Cause or voluntarily leaves the Company, the lesser of (i) the Fair Market Value of the number of shares of Class A Common Stock (or following a Public Offering, Common Stock) that such Participant is deemed to own under Section 4.1 hereof, measured as of the date of such Participant's termination of employment, and (ii)

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         the Deferred Amount, which amount, in either case, shall represent the total amount then deemed held in the Deferred Compensation Account.

2.4 "Cause" with respect to any Participant who is not a Senior Manager shall mean any one or more of the following: (a) the Participant shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or a crime involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment); (b) the Participant shall have repeatedly or consistently failed or refused to perform his or her duties or fulfill his or her responsibilities to the Company, after verbal notice and ten (10) days opportunity to cure; (c) the Participant shall have breached any nondisclosure or other restrictive covenants to which the Participant is subject; or (d) the Participant shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

2.5 "Change of Control" shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of any of the THL Holders, on an arm's-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a stockholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company common stock pursuant to an offering registered under the Securities Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

2.6 "Class A Common Stock" shall mean the Class A Common Stock, $0.01 par value per share, of the Company.

2.7 "Committee" shall mean, as the case may be, the Board of Directors of the Company or a committee appointed by the Board of Directors of the Company.

2.8 "Common Stock" shall mean the Class B Common Stock of the Company or other securities issued in exchange for or upon conversion of Class A Common Stock in accordance with Section 3.6 of the Securityholders Agreement.

2.9      "Deferred Amount" shall have the meaning set forth in Section 4.1.

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2.10     "Deferred Compensation Account" shall mean a notional account established and maintained by the Company for a Participant which shall record the deemed investment in Class A Common Stock or Common Stock, as the case may be, with respect to each Participant under Section 4.1 below. This notional account shall be established by the Company for bookkeeping purposes only, and no separate funds shall be segregated by the Company for the benefit of the Participant.

2.11 "Employee Put Amount" shall mean the lesser of (a) Fair Market Value of the number of shares of Class A Common Stock (or following a Public Offering, Common Stock) that the Participant is deemed to own under
         Section 4.1 hereof, measured as of the date of such Participant's termination of employment, and (b) the Deferred Amount, which amount, in either case, shall represent the total amount then deemed held in the Deferred Compensation Account.

2.12 "Fair Market Value" shall be determined by the Board of Directors in good faith. Upon such determination, the Company shall promptly provide the Participant with notice of the Fair Market Value so determined (the "Notice"). In the event of a determination of Fair Market Value with respect to Class A Common Stock or Common Stock owned by a Senior Manager, such Senior Manager shall have the right to contest such determination in good faith, by delivery of a written notice to the Company within ten (10) days after the Notice is delivered. If the Senior Manager does not notify the Company of his or her disagreement with the Fair Market Value determination set forth in the Notice, then the Fair Market Value shall be as set forth in the Notice. If the Senior Manager does notify the Company of his or her disagreement with the Fair Market Value set forth in the Notice within such 10-day time period, then the Company must retain an independent third party appraiser to make such Fair Market Value determination (the "Final Determination"), and such Final Determination shall govern; provided, however, that if the Final Determination of Fair Market Value equals less than 110% of the Fair Market Value set forth in the Notice, then the Senior Manager shall pay for all costs and expenses of the third party appraiser retained by the Company.

2.13 "Financing Default" shall mean any event of default or breach under (i) that certain Credit and Guaranty Agreement, dated as of December 19, 2003 by and among THL-SC Bedding Company, certain of its subsidiaries, as Guarantors, Goldman Sachs Credit Partners, L.P., as sole bookrunner, joint lead arranger and co-syndication agent, certain Lenders, UBS Securities LLC, as joint lead arranger and co-syndication agent, and Deutsche Bank, A.G., Cayman Islands Branch, as administrative agent for Lenders, as amended, modified, restated or refinanced from time to time, (ii) that certain senior unsecured floating rate facility by and among THL-SC Bedding Company, certain of its subsidiaries, certain lenders, party thereto and Deutsche Bank, A.G., Cayman Islands Branch, as

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         administrative agent, as amended, modified, restated or refinanced from time to time, (iii) the covenant contained in Section __ of the Indenture which permits repurchases by the Company of employee stock not exceeding a specified amount in the aggregate, or (iii) any other similar notes or instruments that the Company or its Subsidiaries may issue from time to time.

2.14 "Indenture" shall mean that certain Indenture dated as of December 19, 2003 governing the Company's Senior Subordinated Notes due 2013, as amended, modified, restated or refinanced from time to time.

2.15     "Options" shall have the meaning set forth in the preamble.

2.16 "Option Cancellation Agreement" shall mean an agreement between a Participant and the Company canceling Options pursuant to the terms of the Stock Purchase Agreement made as of November 17, 2003 (the "Purchase Agreement"), by and among THL Bedding Company, a Delaware corporation, Simmons Holdings, Inc., a Delaware corporation, and the sellers party thereto, and providing for the establishment of deferred compensation amounts resulting from the cancellation of Options.

2.17 "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, or a trust.

2.18 "Public Offering" means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the Securities Exchange Commission pursuant to the 1933 Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

2.19 "Public Offering Share Amount" shall mean that number of shares of Common Stock equal to (i) the number of shares of Common Stock deemed held in such Participant's Deferred Compensation Account, multiplied by
         (ii) a fraction, the numerator of which shall equal the number of shares of Common Stock to be sold by THL in a Public Offering and the denominator of which shall equal the aggregate number of shares of Common Stock held by THL immediately prior to such Public Offering.

2.20 "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of December 19, 2003, by and among the Company and its shareholders.

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2.21     Securityholders Agreement" shall mean the Securityholders' Agreement, dated as of December 19, 2003, by and among the Company and the other parties thereto.

2.22 "Senior Manager" shall mean each of Charles Roy Eitel, William S. Creekmuir, Robert W. Hellyer and Rhonda C. Rousch, and/or any other Persons designated by the Board as Senior Managers (collectively, the "Senior Managers").

2.23 "Senior Manager Put Amount" shall mean the Fair Market Value of the number of shares of Class A Common Stock (or following a Public Offering, Common Stock) that the Senior Manager is deemed to own under
         Section 4.1 hereof, measured as of the date of such Senior Manager's termination of employment, which amount shall represent the total amount then deemed held in the Deferred Compensation Account.

2.24 "Subsidiary" shall mean a corporation of which the Company directly or indirectly owns more than 50% of the voting stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50%.

2.25 "THL Holders" shall mean, collectively, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees' Shares Company I LLC and Putnam Investments Employees' Shares Company II, LLC.

2.26 "THL Sale" shall have the meaning set forth in Section 4.2(c) of this Plan.

3.0 ELIGIBILITY AND PARTICIPATION. Any employee of the Company or any of its Subsidiaries as of the Effective Date who has entered into an Option Cancellation Agreement.

4.0      DEFERRED COMPENSATION ACCOUNT.

4.1 ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT. In connection with a Participant's entering into an Option Cancellation Agreement, the Company shall make an initial credit, in the form of a deemed investment in Class A Common Stock, to the Participant's Deferred Compensation Account, in an amount equal to that as set forth in the Participant's Option Cancellation Agreement as a result of the cancellation of Options (the "Deferred Amount"). Following a Public Offering, the Company shall credit the Participant's Deferred Compensation Account as set forth in Section 4.2(d) below.

4.2      CREDITS AND PAYOUTS.

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         (a) General. With respect to the Deferred Compensation Account, each
         Participant's Deferred Amount shall be deemed invested (i.e., an actual investment will not be made), as of the Effective Date through the effective time of a Public Offering, in Class A Common Stock of the Company. The Company shall credit a Participant's Deferred Compensation Account with, and make payments with respect to, amounts that would be received by the Deferred Compensation Account if such Deferred Compensation Account were actually invested in the manner set forth in the preceding sentence in Class A Common Stock. Upon a Public Offering, payments will be distributed to the Participant and the Participant's Deferred Compensation Account shall be credited, in each case as set forth in Section 4.2(d) below. All amounts in a Participant's Deferred Compensation Account shall be subject to the claims of the creditors of the Company. The Participants shall have no rights as a stockholder with respect to their Deferred Compensation Accounts deemed invested in Class A Common Stock or Common Stock until such time as shares of capital stock are distributed to the Participants in accordance with the terms hereof. Any time a distribution (other than a distribution described in Section 4.2(b)), either in cash or other property, is made to a Participant with respect to such Participant's Deferred Compensation Account hereunder, the number of shares of capital stock deemed held by the Deferred Compensation Account shall be reduced (or terminated, if applicable) to the extent of such distribution.

         (b) Charter. The Company shall credit the Participant's Deferred Compensation Account and make distributions to such Participant (at the same time as such distributions are made to holders of Class A Common Stock) in the amount per share of Class A Common Stock deemed held in such Participant's Deferred Compensation Account of any distribution made with respect to each share of Class A Common Stock pursuant to or in accordance with the terms of the Company's then existing Amended and Restated Certificate of Incorporation, as such may be amended from time to time (the "Charter"). In the event the Company distributes non-cash property to holders of Class A Common Stock pursuant to the Charter, the Company shall distribute the same form of consideration to the Participant.

         (c) Tag-Along. In the event that the THL Holders sell any shares of Class A Common Stock to a buyer in a transaction that triggers "tag-along" rights under Section 3.2(a) of the Securityholders' Agreement, the Company shall credit a Participant's Deferred Compensation Account and make a distribution to such Participant, in an amount equal to the result of (x) the fraction of outstanding Class A Common Stock being purchased by an unrelated buyer (including, for purposes of this percentage calculation, the number of shares of Class A Common Stock deemed held in all Deferred Compensation Accounts) multiplied by (y) the number of shares of Class A Common Stock deemed held in such Participant's Deferred Compensation Account multiplied by
         (z) the amount per share of Class A Common Stock of cash or fair market value of any property, as determined by the Board of Directors of the Company, received by the THL Holders in exchange for their Class A Common Stock. Distributions to a Participant pursuant to this

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         Section 4.1(c) shall be in the same form of consideration (whether cash or non-cash consideration) paid to the THL Holders by the buyer in such sale.

         (d) Public Offering. Upon a Public Offering approved by the holders of a majority of the Class A Common Stock, the Company shall (i) credit each Participant's Deferred Compensation Account and make a payment in cash to such Participant in an amount equal to the amount such Participant would be entitled to receive in cash, if any, under Section 3.6(c) of the Securityholders' Agreement if such Deferred Compensation Account were actually invested in Class A Common Stock (the "IPO Cash Payment"), and (ii) credit such Participant's Deferred Compensation Account, in the form of a deemed investment in Common Stock, in an amount equal to the same number of shares of Common Stock the Participant would have been entitled to receive in exchange for shares of Class A Common Stock pursuant to Section 3.6(b) of the Securityholders' Agreement if such Participant actually owned Class A Common Stock (the "Class B Common Credit"). Thereafter, the Company shall distribute to the Participant such number of shares of Class B Common Stock from his or her Deferred Compensation Account equal to the number of shares that such Participant would be able to register under
         Section 2.1 or 2.2 of the Registration Rights Agreement, as the case may be, if Participant were an Employee holder under the Registration Rights Agreement and actually held all of the shares of Class B Common Stock deemed held in his or her Deferred Compensation Account, if any. Any such distribution of shares of Class B Common Stock shall be made immediately prior to the effective date of any registration in which the Participant would be entitled to participate under Section 2.1 or
         2.2 of the Registration Rights Agreement. Following the IPO Cash Payment, if any, and the Class B Common Credit, the Participant's Deferred Compensation Account shall be deemed invested only in Common Stock and there will no longer be any deemed investment in Class A Common Stock.

         (e) Change of Control. Upon a Change of Control, the Company shall credit to each Participant's Deferred Compensation Account and make a distribution to such Participant in an amount equal to the result of
         (x) the percentage of proceeds to the holders of the class of stock deemed held in the Participant's Deferred Compensation Account (including, for purposes of this percentage calculation, the Participants as holders of deemed shares of such class of stock) multiplied by (y) the number of shares of the applicable class of stock deemed held in such Participant's Deferred Compensation Account multiplied by (z) the amount per share of the applicable class of stock of cash or fair market value of any property, as determined by the Board of Directors of the Company, received by the holders of the applicable class of stock, in exchange for shares of the applicable class of stock. Distributions to a Participant pursuant to this Section 4.1(e) shall be in the same form of consideration (whether cash or non-cash consideration) paid to the holders of Class A Common Stock in connection with such Change of Control, or if such Change of Control occurs after a Public Offering, by the holders of the Common Stock. Each Participant shall be required to make to the same representations, warranties, covenants, indemnities and agreements as THL agrees

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         to make in connection with the Change of Control (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, THL, the Participants shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which shall be proportionate based on the proceeds received) of all liabilities to the acquirer arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given stockholder), indemnities or other agreements made in connection with Change of Control. Each Participant will be required to bear its, his or her pro-rata share (based upon the proceeds received) of all reasonable and customary costs of the Change of Control, to the extent such costs are not otherwise paid by the acquirer.

         (f) Put Right.

                  (i) If any Senior Manager's employment with the Company and its subsidiaries is terminated by the Company without "cause" or for by the Senior Manager for "good reason" (as such terms are defined in his or her employment agreement with the Company), such Senior Manager shall have the right, exercisable within thirty (30) days of his or her termination of employment and subject to the provisions of
         Section 4.3 hereof, to require a distribution by the Company of an amount equal to the Senior Manager Put Amount (subject to the provisions of Section 4.3 hereof).

                  (ii) In the case of a Participant who is not a Senior Manager, if such Participant's employment with the Company and its subsidiaries is terminated by the Company without Cause, such Participant shall have the right, exercisable within thirty (30) days of his or her termination of employment and subject to the provisions of Section 4.3 hereof, to require a distribution by the Company of an amount equal to the Employee Put Amount (subject to the provisions of Section 4.3 hereof).

                  (iii) If such Participant desires to exercise such put right, such Participant shall send a written notice to the Company setting forth such demand within the period described above. The Company shall make such distribution on the later of the 30th day after the giving of such notice and the date that is 10 business days after the final determination of Fair Market Value. Subject to the provisions of Section 4.3, such distribution shall be made in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by such Senior Manager; provided, however, that if the Senior Manager Put Amount exceeds such Senior Manager's Deferred Amount, then the amount of such excess (the "Excess Amount") shall be payable by the Company in three equal installments without interest on the first, second and third anniversary of the Termination Date.

         (g) Call Rights. If any Participant's employment on a full-time basis with the Company or its subsidiaries ceases for any reason, within 120 days after such date

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         (or if a Cash Deferral Condition exists, then within 120 days after the first date no such Cash Deferral Condition exists), the Company shall have the right and option (the "Call Right") to distribute to such Participant, the Call Amount. If the Company desires to exercise its option to distribute the Call Amount, the Company shall, not later than the expiration of the applicable period described above, send written notice to the Participant. Subject to the provisions of Section 4.3, such distribution shall occur on the later of the 30th day after the giving of the Call Notice and the date that is 10 business days after the final determination of Fair Market Value. Subject to the provisions of Section 4.3, the Company shall make such distribution in cash, by cashier's or certified check payable to such Participant by wire transfer of immediately available funds to an account designated by such Participant. Notwithstanding the foregoing, the Company shall not have a Call Right in connection with a termination of employment due to the Participant's retirement as long as such Participant has reached the age of 59-1/2 as of such retirement date; provided, that such Participant shall have entered into a non-competition covenant acceptable to the Company in its sole discretion.

         (h) Term. Upon the tenth anniversary of the date hereof, Participant shall receive a total distribution of the amount then deemed held in the Deferred Compensation Account. Such distribution shall be in shares of Class A Common Stock.

4.3 RESTRICTIONS ON PAYMENT. If at any time the Company elects or is required to make a distribution under Sections 4.2(f) or (g) above, the Company shall pay the Put or Call Amount (i) first, by offsetting indebtedness, if any, owing from such Participant, to the Company and
         (ii) then, by the Company's delivery of cash (or other consideration with respect to payment of any Excess Amount) for the remainder of the purchase price, if any; provided that, if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, or (C) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution ((A) through (C) collectively the "Cash Deferral Conditions"), the portion of the cash payment so affected may be made by the Company's delivery of a promissory note or senior preferred shares of the Company with a liquidation preference equal to the balance of the purchase price. The promissory note or senior preferred shares shall accrue interest or yield, as the case may be, annually at the "prime rate" published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity or upon payment of distributions by the Company. The value of each such senior preferred share shall as of its issuance be deemed to equal to (A) the portion of the cash payment paid by the issuance of such preferred shares divided by (B) the number of senior preferred shares so issued. Any senior preferred shares or the promissory note shall be redeemed or payable when and to

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         the extent the Cash Deferral Condition which prompted their issuance no longer exists.

4.4 AWARD AGREEMENT. The establishment of a Deferred Compensation Account for any Participant shall be evidenced by an Option Cancellation Agreement that shall be signed by the Committee or its authorized delegate and the Participant. Such Option Cancellation Agreement shall set forth the deemed investment in Class A Common Stock initially credited to the Participant's Deferred Compensation Account.

5.0      ADMINISTRATION

5.1 RESPONSIBILITY. The Committee shall have the responsibility to administer the Plan in accordance with its terms and shall have the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.

5.2 DELEGATION OF AUTHORITY. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.2, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.

6.0 WITHHOLDING TAXES. The Company may require a Participant to reimburse the Company for any taxes required by any governmental authority to be withheld or otherwise deducted and paid by the Company or any Subsidiary in respect of the payment of any amounts paid under the Plan. In lieu thereof, the Company or Subsidiary shall have the right to withhold the amount of such taxes from any other payments due or to become due from the Company or the Subsidiary to the Participant upon such terms and conditions as the Committee shall prescribe.

7.0      AMENDMENT AND TERMINATION

7.1 TERMINATION AND AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 7.1 shall be effective with respect to any Participant without such Participant's express written consent.

8.0      MISCELLANEOUS

8.1 TRANSFERABILITY. Each Deferred Compensation Account under the Plan and any interest therein shall not be transferable otherwise than by will or the laws of

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         descent and distribution. Any purported transfer of an award or any interest therein to a creditor of a Participant shall be void.

8.2 NO RIGHT, TITLE, OR INTEREST IN COMPANY ASSETS. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. Unless otherwise agreed in writing by the Company, a Participant shall not take any position inconsistent with such treatment by the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and participants' right to payment is unsecured. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

8.3 NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. The Participant's rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.

8.4 GOVERNING LAW. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

8.5 OTHER BENEFITS. No award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary nor affect any benefits or compensation under any other benefit or compensation plan of the Company or any Subsidiary now or subsequently in effect.

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